SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c)

and (d) and Amendments Thereto Filed Pursuant to § 240.13d-2.

Under the Securities Exchange Act of 1934

Research in Motion Limited

(Name of Issuer)

Common Shares

(Title of Class of Securities)

760975102

(CUSIP Number)

January 26, 2012

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page .

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 760975102	Page 2 of 43 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADIAN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 26,848,500
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 26,848,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,848,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.12%
12	TYPE OF REPORTING PERSON IN

Cusip No. 760975102	Page 3 of 43 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 26,848,500
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 26,848,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,848,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.12%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 4 of 43 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 26,848,500
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 26,848,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,848,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.12%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 5 of 43 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 26,848,500
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 26,848,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,848,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.12%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 6 of 43 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 26,848,500
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 26,848,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,848,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.12%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 7 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,843,251
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,843,251
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,843,251
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.54%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 8 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 3,323,500
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 3,323,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.63%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 9 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) GENERAL FIDELITY INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION SOUTH CAROLINA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 952,400
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 952,400
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 952,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.18%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 10 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) MARKEL INSURANCE COMPANY OF CANADA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,134,800
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,134,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,134,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.22%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 11 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CONNECTICUT
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 5,784,200
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 5,784,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,784,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.10%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 12 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,908,900
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,908,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,908,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.55%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 13 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) LOMBARD GENERAL INSURANCE COMPANY OF CANADA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 5,634,800
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 5,634,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,634,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.08%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 14 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 511,800
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 511,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 511,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.10%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 15 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) COMMONWEALTH INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,273,600
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,273,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,273,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.24%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 16 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) LOMBARD INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,205,600
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,205,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,205,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.23%
TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 17 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,713,649
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,713,649
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,713,649
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.33%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 18 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 297,700
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 297,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 297,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.06%
12	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 19 of 43 Pages

1	Names of Reporting PersonI.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT UNDERWRITING LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,280,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,280,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.24%
12	TYPE OF REPORTING PERSON CO

Item 1.(a)	Name of Issuer:

Research in Motion Limited

Item 1(b)	Address of Issuer’s Principal Executive Offices:

295 Philip Street, Waterloo, Ontario, Canada N2L 3W8

Item 2.(a)	Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual;

2.	1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario;

3.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.	810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario;

5.	Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

6.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware;

7.	TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California;

8.	General Fidelity Insurance Company (“General Fidelity”), a corporation incorporated under the laws of South Carolina;

9.	Markel Insurance Company of Canada (“Markel”), a corporation incorporated under the laws of Canada;

10.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

11.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;

12.	Lombard General Insurance Company of Canada (“LGICC”), a corporation incorporated under the laws of Canada;

13.	Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada;

14.	Commonwealth Insurance Company (“Commonwealth”), a corporation incorporated under the laws of Canada;

15.	Lombard Insurance Company (“Lombard”), a corporation incorporated under the laws of Canada;

16.	Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware;

17.	Zenith Insurance Company (“ZIC”), a corporation incorporated under the laws of Canada; and

18.	Advent Underwriting Limited (“Advent”), a corporation incorporated under the laws of the United Kingdom.

Item 2(b)	Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.	Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.	The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.	The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L3;

4.	The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.	The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.	The principal business and principal office address of US Fire is 305 Madison Ave., Morristown, New Jersey 07962;

7.	The principal business address and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

8.	The principal business address and principal office address of General Fidelity is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

9.	The principal business address and principal office address of Markel is 55 University Avenue, Suite 1500, Toronto, Ontario, Canada, M5J 2H7;

10.	The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

11.	The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

12.	The principal business address and principal office address of LGICC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

13.	The principal business address and principal office address of Federated is 717 Portage Ave., Winnipeg, Manitoba, Canada, R3C 3C9;

14.	The principal business address and principal office address of Commonwealth is 595 Burrard Street, Suite 1500, Box 49115 Bentall Tower III, Vancouver, British Columbia, Canada, V7X 1G4;

15.	The principal business address and principal office address of Lombard is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

16.	The principal business address and principal office address of Clearwater is 300 First Stamford Place, Stamford, Connecticut 06902;

17.	The principal business address and principal office address of ZIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9; and

18.	The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB.

Item 2(c)	Citizenship:

V. Prem Watsa is a citizen of Canada.

Item 2(d)	Title of Class of Securities:

Common Shares (“Shares”)

Item 2(e)	CUSIP Number:

760975102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	An Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the Shares that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

On January 25, 2012, the Reporting Persons acquired an aggregate of 6,499,500 Shares, and on January 26, 2012, the Reporting Persons acquired an aggregate of 7,550,700 Shares.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, US Fire, TIG, General Fidelity, Markel, Odyssey Reinsurance, Zenith, LGICC, Federated, Commonwealth, Lombard, Clearwater, ZIC or Advent that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries and pension plans of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Fairfax Financial Holdings Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: Chairman and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	United States Fire Insurance Company

	By:	/s/ Paul Bassaline
Name: Paul Bassaline
Title: Vice President and Controller

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	TIG Insurance Company

	By:	/s/ John M. Parker
		Name:	John M. Parker
		Title:	Senior Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	General Fidelity Insurance Company

	By:	/s/ John M. Parker
		Name:	John M. Parker
		Title:	Senior Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Markel Insurance Company of Canada

	By:	/s/ Karen Burr
		Name:	Karen Burr
		Title:	Vice President, Human Resources

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Odyssey Reinsurance Company

	By:	/s/ Kirk Reische
		Name:	Kirk Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Zenith Insurance Company, a California corporation

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Lombard General Insurance Company of Canada

	By:	/s/ W.J. Dunlop
Name: W.J. Dunlop
Title: Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Federated Insurance Company of Canada

	By:	/s/ G. Hurlin
Name: G. Hurlin
Title: Vice President, Finance

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Commonwealth Insurance Company

	By:	/s/ Stewart Woo
		Name:	Stewart Woo
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Lombard Insurance Company

	By:	/s/ W.J. Dunlop
		Name:	W.J. Dunlop
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Clearwater Insurance Company

	By:	/s/ Kirk Reische
Name: Kirk Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Zenith Insurance Company, a Canadian corporation

	By:	/s/ W.J. Dunlop
Name: W.J. Dunlop
Title: Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2012	Advent Underwriting Limited

	By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary

Exhibit Index

Exhibit No.	Description

1	Members of filing group.

2	Joint filing agreement dated as of January 26, 2012 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Markel Insurance Company of Canada, Odyssey Reinsurance Company, Zenith Insurance Company, a California corporation, Lombard General Insurance Company of Canada, Federated Insurance Company of Canada, Commonwealth Insurance Company, Lombard Insurance Company, Clearwater Insurance Company, Zenith Insurance Company, a Canadian corporation and Advent Underwriting Limited.

EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

United States Fire Insurance Company

TIG Insurance Company

General Fidelity Insurance Company

Markel Insurance Company of Canada

Odyssey Reinsurance Company

Zenith Insurance Company, a California corporation

Lombard General Insurance Company of Canada

Federated Insurance Company of Canada

Commonwealth Insurance Company

Lombard Insurance Company

Clearwater Insurance Company

Zenith Insurance Company, a Canadian corporation

Advent Underwriting Limited

EXHIBIT 2

CUSIP No. 760975102

AGREEMENT CONCERNING JOINT FILING

OF SCHEDULE 13G

The undersigned agree as follows:

(i) each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: January 26, 2012

V. PREM WATSA

/s/ V. Prem Watsa

1109519 ONTARIO LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

THE SIXTY TWO INVESTMENT COMPANY LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

810679 ONTARIO LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: Chairman and Chief Executive Officer

UNITED STATES FIRE INSURANCE COMPANY

By:	/s/ Paul Bassaline
Name: Paul Bassaline
Title: Vice President and Controller

TIG INSURANCE COMPANY

By:	/s/ John M. Parker
	Name:	John M. Parker
	Title:	Senior Vice President

GENERAL FIDELITY INSURANCE COMPANY

By:	/s/ John M. Parker
	Name:	John M. Parker
	Title:	Senior Vice President

MARKEL INSURANCE COMPANY OF CANADA

By:	/s/ Karen Burr
Name: Karen Burr
Title: Vice President, Human Resources

LOMBARD GENERAL INSURANCE COMPANY OF CANADA

By:	/s/ W.J. Dunlop
Name: W.J. Dunlop
Title: Senior Vice President and General Counsel

FEDERATED INSURANCE COMPANY OF CANADA

By:	/s/ G. Rick Hurlin
Name: G. Rick Hurlin
Title: Vice President, Finance

LOMBARD INSURANCE COMPANY

By:	/s/ W.J. Dunlop
Name: W.J. Dunlop
Title: Senior Vice President and General Counsel

ZENITH INSURANCE COMPANY

By:	/s/ W.J. Dunlop
Name: W.J. Dunlop
Title: Senior Vice President and General Counsel

COMMONWEALTH INSURANCE COMPANY

By:	/s/ Stewart Woo
Name: Stewart Woo
Title: Chief Financial Officer

ODYSSEY REINSURANCE COMPANY

By:	/s/ Kirk Reische
Name: Kirk Reische
Title: Vice President

CLEARWATER INSURANCE COMPANY

By:	/s/ Kirk Reische
Name: Kirk Reische
Title: Vice President

ZENITH INSURANCE COMPANY

By:	/s/ Michael Jansen
Name: Michael Jansen
Title: Executive Vice President and General Counsel

ADVENT UNDERWRITING LIMITED

By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary